EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and made effective as of October 1, 2010 (the “Effective Date”), by and between. Searchlight Minerals Corp., a Nevada corporation (“Company”) and Martin B. Oring (“Executive”).

1.           Employment. Company employs Executive, and Executive agrees to continue employment with Company, upon the terms and conditions set forth in this Agreement.

2.           At-Will Employment.  Executive’s employment with Company is at-will.  Therefore, either Executive or Company may terminate Executive’s employment, upon written notice, at any time, with or without cause or advance notice.  Except to the extent required by law, all other obligations and liabilities of Company shall terminate as of the effective date of any such termination.  Except as set forth in Executive’s Stock Option Agreement, as described in Section 4.1.4 hereof, Executive shall be entitled to no severance pay or other compensation upon termination of this Agreement.

3.           Duties.

3.1.        Basic Duties.  Executive agrees to serve as Chief Executive Officer (“CEO”) and will have such other powers, duties and responsibilities as are set forth in the Bylaws of Company and as usually vested in his position as well as additional or different duties that Executive may be reasonably directed to perform by the Board of Directors of Company (“Board of Directors”), or their designees.  Executive shall be subject to Company policies, procedures and approval practices, as generally in effect from time-to-time.

3.2.        Time Devoted to Employment.  Nothing in this Agreement shall prohibit Executive from providing services to any other entity, except that while Executive is providing services to Company under this Agreement, Executive will perform his duties and responsibilities faithfully, diligently and to the best of his ability, in compliance with all applicable laws and Company’s policies and procedures.

3.3.        No Conflicting Agreements.  Executive represents and warrants that his performance of his duties under this Agreement does not and will not breach any other agreement, including any confidentiality and non-disclosure agreements with prior employers or other persons.  Executive represents and warrants that he has not entered into, and will not enter into, any agreement, either written or oral, in conflict with this Agreement.  Executive represents and warrants that he has disclosed to Company any actual or potential conflicts.

3.4.        Duty of Loyalty.   Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act which would intentionally injure Company's business, its interests, or its reputation.  Executive understands that it is Company’s policy to conduct its business according to the highest ethical and legal standards and agrees to uphold those standards of business conduct and ethical principles, and comply with all applicable laws and regulations and Company’s policies.

3.5.        Place of Performance of Duties.  The services of Executive will be performed in West Palm Beach, Florida.

4.           Compensation and Method of Payment.

4.1.        Total Compensation.  As compensation under this Agreement, Company will pay and Executive will accept the following:

4.1.1.     Gross monthly salary of $12,500.00 (“Base Salary”), payable twice per month, at the rate of $6,250.00 on the 15th and last day of each month during which Executive performs his duties under this Agreement.  The Board of Directors will review Executive’s compensation annually and may, subject to the approval of the Compensation Committee, increase Executive’s Base Salary.

4.1.2.     Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense reports, vouchers and/or such other reasonable supporting information as Company may request.

4.1.3.     Executive voluntarily waives his right to participate in all employee health and welfare benefit plans or programs of the Company, including but not limited to medical, health, prescription drug, and dental plans, life insurance, and disability protection.

4.1.4.     Subject to the approval of the Compensation Committee and the Board of Directors of Company, Executive will be granted 300,000 stock options of  the Company, pursuant to the Non-Qualified Stock Option Agreement (the “Stock Option Agreement”), in the form attached as Exhibit A hereto.

4.2.        Reservation of Rights.  Notwithstanding any other provision of this Agreement, Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of employment without advance notice to or recourse by Executive.

4.3.        Payment of Compensation; Taxes.  All compensation to the Executive will be subject to applicable taxes, withholding and other required, normal or elected employee deductions.  Company shall withhold taxes from payments it makes pursuant to this Agreement as it determines to be required by applicable law.  All compensation payable to Executive under this Agreement will be payable to the order of Wealth Preservation LLC.

5.           Execution of Nondisclosure Agreement.  As a condition of his employment, Executive must execute a Nondisclosure Agreement for Employees in a form to be provided by Company.

5.1.        Section 409A Compliance.  Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made on or before the fifteenth (15th) day of the third (3rd) month after the later of the end of the calendar year or the end of Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Code and the regulations thereunder (“Section 409A”)).  To the extent that any severance payments come within the definition of “involuntary severance” under Section 409A, such amounts up to the lesser of two times Executive’s annual compensation for the year preceding the year of termination as determined under Section 409A or two times the limit under Code Section 401(a)(17) for the year of termination, shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the Section 409A compliance requirements in the following paragraph.

All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) by Company to Executive are intended to comply with the requirements of Section 409A, and shall be interpreted consistent therewith.  Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A.  In the event that Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of Company at a time when its stock is deemed to be publicly traded on an established securities market for purposes of Section 409A, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.   Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.  It is the intent that the parties that the Agreement be interpreted to comply in all respects with Code Section 409A, however, Company shall have no liability or further obligation to Executive in the event taxes or excise taxes may ultimately be determined to be applicable to any payment under this agreement.

6.           General Provisions.

6.1.        Notice.  Any notices hereunder will be given to the appropriate party at the address, fax number or email address set forth on the signature page hereto, or at such other address as the Party will specify in writing.  Notice will be deemed given: upon delivery, if sent by email or personal delivery; if sent by fax, upon confirmation of receipt; or if sent by certified mail, postage prepaid, 3 days after the date of mailing.

6.2.        Choice of Law and Forum.  Except as expressly provided otherwise in this Agreement, this Agreement will be governed by and construed in accordance with the laws of the State of Nevada and both parties consent to the personal jurisdiction of the courts of the State of Nevada.

6.3.        Entire Agreement; Modification and Waiver.  This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the employment of Executive by Company and contains all covenants and agreements between the parties relating to such employment in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.  Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.  No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

6.4.        Assignment.  Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned in whole or in part by Executive without the prior written consent of Company.  However, subject to the foregoing limitation, this Agreement will be binding on, and will inure to the benefit of, the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

6.5.        Severability.  If for any reason whatsoever, any one or more of the provisions of this Agreement will be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances will not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

6.6.        Representation by Counsel; Interpretation.  Company and Executive acknowledge that each party to this agreement has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement.  Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  In addition, the term “including” and its variations are always used in the non-restrictive sense (as if followed by a phrase such as “but not limited to”).  The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

6.7.        Corporate Authority.  Company represents and warrants as of the Effective Date that Company’s execution and delivery of this Agreement to Executive and the carrying out of the provisions of the Agreement have been duly authorized by Company’s Board of Directors.

6.8.        Attorneys’ Fees.  In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, will pay the successful party or parties all costs, expenses, and reasonable attorneys’ fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties will recover judgment in any such action or proceedings, such costs, expenses, and attorneys’ fees will be included as part of such judgment.

6.9.        Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of, which will be deemed an original, but all of which together will constitute one and the same instrument.  Fax signatures will be valid and binding.

6.10.      Headings and Captions.  Headings and captions are included for purposes of convenience only and are not a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above at Searchlight, Nevada.

/s/ Martin B. Oring
Martin B. Oring

Address:

Email address

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SEARCHLIGHT MINERALS CORP.

By:	/s/ Carl S. Ager
Name:	Carl S. Ager
Title:	Vice President

Address:

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